Exhibit 99.1

                         TransNet Reports Third Quarter
                             and Nine Month Results


/FOR IMMEDIATE RELEASE/                                  Contact: Steven J. Wilk
                                                                  (908) 253-0500


BRANCHBURG, NEW JERSEY, May 14, 2009 -- TransNet Corporation (OTCBB: TRNT), a leading unified communications and IT sales and support provider for corporate, governmental, and educational clients, announced today that for the quarter ended March 31, 2009, the third quarter of fiscal 2009, it reported a net loss of $585,190, or $0.12 per share, on revenue of $5,176,608, as compared to a net loss of $923,490, or $0.19 per share, on revenue of $4,955,174 in the third quarter of fiscal 2008.

For the nine months ended March 31, 2009, the Corporation reported a net loss of $1,765,607, or $0.37 per share. This compares to a net loss of $915,519, or $0.19 per share, for the first nine months of fiscal 2008. Revenue for the nine-month period in fiscal 2009 was $18,885,844, as compared to $21,237,566 in fiscal 2008.

Steven J. Wilk, President, said, "We were pleased with the positive steps we have taken during the quarter ended March 31, 2009 and into our fourth quarter. For the March 2009 quarter, we increased overall revenue, in particular our service revenue, which increased by 20% over the same period last year. We increased overall gross profit, and decreased our SG&A expenses by 20%. We believe we can further decrease expenses as we enhance our automation of processes and procedures, and negotiate better prices with our vendors and business partners. As a result of these steps, we anticipate a return to profitability for the second half of calendar 2009.

"In response to shifts in customer demand from personal computers and basic network related products to their strong demand for video surveillance, physical security and virtualization related products, we are significantly changing our product mix. We are confident that the sale of these products will result in significantly higher profit margins for both hardware and services in the near future, and be the primary reason for a return to strong profitability. For the quarter ended March 31, 2009, our profit margins for services was 17%, and we believe we can increase these margins significantly in the second half of 2009.

"During the last twelve months, we experienced prolonged and significant slowdowns and delays in purchases of IT products and related services from the State of New Jersey, local municipalities, and school districts as budgets were frozen. This was in large part due to the extended process of new contract negotiation between the State and major IT manufacturers. During the March quarter, these contracts were finalized and executed, and we are pleased to report that TransNet has been named as an approved vendor for a significant number of IT, communication, and security products pursuant to these contracts. We believe that sales under these contracts will have a significant and positive impact on our results in the second half of calendar 2009.

 "We are very confident that we will experience sequential growth and improvements in our revenue, gross profits, and net income through the remainder of the fiscal year as a result of our changes to address current economic conditions and the new state contracts."


ABOUT TRANSNET
TransNet Corporation is a leading Unified Communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include


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Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in Eastern Pennsylvania.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               - tables attached -

                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------
                                   (unaudited)

                                                                        Three Months Ended March 31,
                                                                         2009                   2008
                                                                  ---------------------------------------
Revenues                                                          $        5,176,608      $     4,955,174
Net Income (Loss)                                                           (585,190)            (923,490)
Net Income (Loss) Per Common Share - Basic and Diluted                         (0.12)               (0.19)
Weighted Average Common Shares Outstanding:  Basic and Diluted             4,823,304            4,823,304

                                                                         Nine Months Ended March 31,
                                                                         2009                   2008
                                                                  ---------------------------------------
Revenues                                                          $       18,885,844      $    21,237,566
Net Income (Loss)                                                         (1,765,607)            (915,519)
Net Income (Loss) Per Common Share - Basic and Diluted                         (0.37)               (0.19)
Weighted Average Common Shares Outstanding:  Basic and Diluted             4,823,304            4,823,304

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